SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )(1)



                        Physicians Formula Holdings, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    719427106

-------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  June 1, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.      719427106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIG Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     850,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     850,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     850,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.10%

12.  TYPE OF REPORTING PERSON*

     IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.      719427106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TTM Investments, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     850,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     850,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     850,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.10%

12.  TYPE OF REPORTING PERSON*

     00

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.      719427106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Tiedemann/Falconer Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands exempted limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     850,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     850,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     850,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.10%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.      719427106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Timothy J. Maxwell

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     850,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     850,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     850,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.10%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No.      719427106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Carl H. Tiedemann

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     850,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     850,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     850,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.10%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No.   719427106

Item 1(a).  Name of Issuer:

            Physicians Formula Holdings, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1055 West 8th Street, Azusa, California 91702
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            TIG Advisors, LLC
            TTM Investments, LLC
            Tiedemann/Falconer Partners, L.P.
            Timothy J. Maxwell
            Carl H. Tiedemann
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            535 Madison Avenue, 37th Floor, New York, New York 10022-4212, United States of America
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            TIG Advisors, LLC: Delaware Limited Liability Company
            TTM Investments, LLC: Delaware Limited Liability Company Tiedemann/Falconer Partners, L.P.: Cayman Islands exempted limited partnership
            Timothy J. Maxwell: United States of America
            Carl H. Tiedemann; United States of America
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            719427106
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         TIG Advisors, LLC - 850,000
         TTM Investments, LLC - 850,000
         Tiedemann/Falconer Partners, L.P. - 850,000
         Timothy J. Maxwell - 850,000
         Carl H. Tiedemann - 850,000
         -----------------------------------------------------------------------

     (b) Percent of class:

         TIG Advisors, LLC - 6.10%
         TTM Investments, LLC - 6.10%
         Tiedemann/Falconer Partners, L.P. - 6.10%
         Timothy J. Maxwell - 6.10%
         Carl H. Tiedemann - 6.10%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                TIG Advisors, LLC - 0
                TTM Investments, LLC - 0
                Tiedemann/Falconer Partners, L.P. - 0
                Timothy J. Maxwell - 0
                Carl H. Tiedemann - 0
                ----------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote

                TIG Advisors, LLC - 850,000
                TTM Investments, LLC - 850,000
                Tiedemann/Falconer Partners, L.P. - 850,000
                Timothy J. Maxwell - 850,000
                Carl H. Tiedemann - 850,000
                ----------------------------------------------------------------

          (iii) Sole power to dispose or to direct the disposition of

                TIG Advisors, LLC - 0
                TTM Investments, LLC - 0
                Tiedemann/Falconer Partners, L.P. - 0
                Timothy J. Maxwell - 0
                Carl H. Tiedemann - 0
                ----------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the  disposition of

                TIG Advisors, LLC - 850,000
                TTM Investments, LLC - 850,000
                Tiedemann/Falconer Partners, L.P. - 850,000
                Timothy J. Maxwell - 850,000
                Carl H. Tiedemann - 850,000
                ----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             June 7, 2007
                                             -----------------------
                                             (Date)



                                             TIG Advisors, LLC*

                                             By: /s/ Timothy J. Maxwell
                                             -------------------------
                                             Signature

                                             Timothy J. Maxwell/Member
                                             ---------------------------------
                                             (Name/Title)



                                             TTM Investments, LLC*

                                             By: /s/ Timothy J. Maxwell
                                             --------------------------
                                             Signature

                                             Timothy J. Maxwell/Member
                                             --------------------------
                                             (Name/Title)



                                             Tiedemann/Falconer Partners, L.P.*

                                             By: /s/ Timothy J. Maxwell
                                             -------------------------
                                             Signature

                                             Timothy J. Maxwell/Member of its
                                             Investment Manager
                                             -------------------------------



                                             /s/ Timothy J. Maxwell*
                                             ----------------------------
                                             Signature

                                             Timothy J. Maxwell
                                             ----------------------------



                                             /s/ Carl H. Tiedemann*
                                             ----------------------------
                                             Signature

                                             Carl H. Tiedemann
                                             ----------------------------


* The Reporting Persons disclaim beneficial ownership in the Common Stock, except to the extent of his or its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated June 7, 2007 relating to the Common Stock of Physicians Formula Holdings, Inc., shall be filed on behalf of the undersigned.

                                             June 7, 2007
                                             -----------------------
                                             (Date)


                                             TIG Advisors, LLC*

                                             By: /s/ Timothy J. Maxwell
                                             --------------------------
                                             Signature



                                             Timothy J. Maxwell/Member
                                             ----------------------------------
                                             (Name/Title)



                                             TTM Investments, LLC

                                             By: /s/ Timothy J. Maxwell
                                             -------------------------
                                             Signature

                                             Timothy J. Maxwell/Member
                                             -------------------------------
                                             (Name/Title)



                                             Tiedemann/Falconer Partners, L.P.

                                             By: /s/ Timothy J. Maxwell
                                             -------------------------
                                             Signature

                                             Timothy J. Maxwell/Member of its
                                             Investment Manager
                                             ----------------------------------



                                             /s/ Timothy J. Maxwell*
                                             ----------------------------
                                             Signature

                                             Timothy J. Maxwell
                                             ----------------------------
                                             /s/ Carl H. Tiedemann*
                                             ----------------------------
                                             Signature

                                             Carl H. Tiedemann
                                             ----------------------------








SK 79575 0085 780442